205 DATURA STREET
                                                       WEST PALM BEACH, FL 33401
                                                       (561) 803-9900


        Fidelity Bankshares Announces Major Expansion Into Broward County

West Palm Beach,  FL,  February 3, 2006 -- Fidelity  Bankshares,  Inc.  (Nasdaq:
FFFL), the holding company for Fidelity Federal Bank & Trust, announced today the launch of a major expansion into Broward County.

The company has leased more than 13,000 square feet of space in a 21-story, Class A office building in downtown Fort Lauderdale at 200 East Broward Blvd. The facility, located in the heart of the Fort Lauderdale financial district, will be renamed the Fidelity Federal Center and will include a loan production office as well as a full-service banking facility. The company will occupy the space beginning March 13, 2006.

Chairman and CEO Vince Elhilow said, "We are entering the Broward County market in a major way. We believe our strong reputation for outstanding customer service with new and existing customers will serve us well in this highly competitive market. Our studies have shown that the opportunities for commercial deposits and business loans are even greater in Broward County than in Palm Beach County where we have had a strong and growing business for 53 years. Existing loan customers with strong Broward ties have encouraged this move, telling us they are thrilled they will now be able to expand their relationship with us.

"This expansion was not originally included in our operations plan for 2006. But we moved quickly when the opportunity arose to obtain this well positioned facility, which includes three drive-through teller lanes. The branch will cost approximately $2.4 million annually to operate, but we expect to break even in about a year. To further increase convenience for our customers, we will now be seeking additional sites in Broward County," Elhilow said.

Elhilow continued, "We have been gratified by the success of our two offices in Northern Broward County, which opened in the last two weeks, and which have already generated more than $41 million in deposits though January."

At December 31, 2005, Fidelity Bankshares, Inc., through its subsidiary Fidelity Federal Bank & Trust, had assets of $4.08 billion and deposits of $3.54 billion. The company operates in Florida through 50 branches and three loan production offices in Palm Beach, Martin, Broward, Indian River and St. Lucie counties.

An   investment    profile   on   Fidelity    Bankshares   may   be   found   on
http://www.hawkassociates.com/fffl/profile.htm.

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For  more  information,  contact  Chairman  and CEO  Vince A.  Elhilow  or Chief
Financial Officer Richard D. Aldred at (561) 803-9900, or Frank Hawkins or Julie
Marshall,    Hawk    Associates,    Inc.,    at    (305)    451-1888,    e-mail:
info@hawkassociates.com. Information about Fidelity Bankshares, Inc. can be found on http://www.fidelityfederal.com. Fidelity Bankshares press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on http://www.hawkassociates.com.